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                                                                    Exhibit 5.1



                                  May 24, 1996


Vectra Banking Corporation
1650 South Colorado Blvd., Suite 320
Denver, Colorado 80222


Gentlemen:

         We have acted as counsel for Vectra Banking Corporation (the "Company") in connection with a Registration Statement on Form S-4, No. 333-3248, filed by the Company under the Securities Act of 1933 with the Securities and Exchange Commission. The Registration Statement relates to the proposed offer and sale of up to 120,000 shares of 1996 Series A Convertible Preferred Stock, $.10 par value ("1996 Preferred Stock") in connection with the proposed merger of Bank Land Co. and Southwest State Bank pursuant to that certain Agreement and Plan of Merger dated December 26, 1995, as amended. The Registration Statement and exhibits thereto to be filed with the Securities and Exchange Commission under such Act are referred to herein as the "Registration Statement."

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         In giving the opinion expressed below we advise that our opinion is with respect to the laws of the State of Colorado only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions.

         The 1996 Preferred Stock will have a liquidation preference (the "Liquidation Preference"), in voluntary and involuntary liquidation or dissolution of the Company, over the other presently authorized classes of capital stock of the Company (excluding the 1994 Series A Preferred Stock, which is on a pari passu basis with the 1996 Preferred Stock with respect to a Liquidation Preference), such preference equal to the issuance price of the 1996 Preferred Stock plus an amount equal to all accumulated and unpaid dividends
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Vectra Banking Corporation
May 24, 1996
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on such shares to and including the time of liquidation, dissolution or winding up of the Company.

         You have requested our opinion under Colorado law as to:

         1. Whether there is any restrictions on the ability to pay dividends on any class or series of stock of the Company by reason of the fact that the 1996 Preferred Stock will have the Liquidation Preference upon the liquidation or dissolution of the Company which will exceed the par value of such 1996 Preferred Stock.

         2. Whether holders of any class or series of capital stock of the Company will have any remedies either before or after the payment of any dividend by virtue of the fact that any such payment would reduce the Company's assets, as that term is used in the Colorado Business Corporation Act, to an amount less than the Liquidation Preference.

         In connection with our opinion, we have reviewed the Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State (including the proposed statement establishing the 1996 Preferred Stock), the Bylaws of the Company, the minutes of meeting and records of proceedings of the Board of Directors of the Company, the Registration Statement, and such other documents and corporate records as we deemed appropriate. We have also examined the Colorado Constitution and such statutes and other authorities as we deemed relevant for purposes of our opinion. For purposes of rendering this opinion we have assumed that the statement establishing the 1996 Preferred Stock as filed with the Registration Statement is the actual statement filed with the Colorado Secretary of State.

         We refer you to Section 7-106-401(3) of the Colorado Business Corporation Act regarding distributions to stockholders, which reads as follows:

                 (3) No distribution may be made if, after giving it effect:

                          (a) The corporation would not be able to pay its debts as they become due in the usual course of business; or

                          (b) The corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
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Vectra Banking Corporation
May 24, 1996
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         We also refer you to Section 7-108-403(1) of the Colorado Business
Corporation Act regarding liability of directors for unlawful distributions, which reads as follows:

                 (1) A director who votes for or assents to a distribution made in violation of section 7-106-401 or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating said section or the articles of incorporation if it is established that the director did not perform the director's duties in compliance with section 7-108-401. In any proceeding commenced under this section, a director shall have all of the defenses ordinarily available to a director.

         Section 7-108-401 of the Colorado Business Corporation Act sets forth the general standards of conduct for directors, which generally requires a director to act in good faith with the care of an ordinarily prudent person in a like position in a manner he or she reasonably believes to be in the best interests of the corporation. Also, section 7-108-401 allows a director to rely on information, reports or statements, including financial statements or other financial data, if prepared or presented by (i) officers or employees of the corporation whom the director reasonably believes to be reliable and competent in such matters; (ii) legal counsel, public accountants or other persons the director reasonably believes are within such person's professional competence; or (iii) a committee of the board of directors of which the director is not a member and if the director reasonably believes the committee merits confidence.

         Based on the foregoing, we are of the opinion that:

         1. Pursuant to Section 7-106-401(3) of the Colorado Business Corporation Act, there is a restriction on assets of the Company available for payment of dividends by reason of the fact that the 1996 Preferred Stock (and 1994 Series A Preferred Stock) will have a Liquidation Preference.

         2. The holders of any class or series of capital stock of the Company will have remedies, both legal and equitable, on behalf of the Company, either before or after the payment of any dividend and, in certain instances under Section 7-108-403 of the Colorado Business Corporation Act, against directors personally where dividends are paid,
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Vectra Banking Corporation
May 24, 1996
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in instances where any such dividend payment would reduce or reduces assets of the Company to an amount less than the Liquidation Preference of the 1996 Preferred Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ JONES & KELLER, P.C.
                                        ------------------------
                                        JONES & KELLER, P.C.